EXHIBIT 8.1
____________________________

April 21, 1997


The Board of Directors
Media Entertainment, Inc.
8478 Quarters Lake Road
Baton Rouge, Louisiana 70809

Gentlemen:

     We have acted as tax counsel to Media Entertainment, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the "Federal Income Taxes" caption of the Prospectus forming part of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     The Registration Statement covers 360,000 shares of the $.0001 par value Common Stock (the "Common Stock") of the Company to be distributed as a dividend to the shareholders of Entertainment Corporation of America, a Delaware corporation ("ECA").

     The 360,000 shares of the Common Stock have been issued by the Company to ECA and will be distributed (the "Distribution") to all holders of record on March 15, 1997 (the "Record Date"), of Common Stock of ECA on the effective date of the Registration Statement.

     Holders of ECA Common Stock will not be charged or assessed for the dividend stock. Neither ECA nor the Company will receive any proceeds from the Offering. ECA will report the Distribution of the Common Stock of the Company as a distribution subject to the provisions of Section 301 of the Internal Revenue Code of 1986, as amended (the "Code").

     For purposes of rendering the opinions hereinafter set forth, we have examined (a) the Registration Statement and the Prospectus included as a part thereof (the "Prospectus") and (b) such other documents and instruments as we have deemed necessary or relevant. Based solely upon such examination and our interpretation of existing Federal Income Tax Laws, Court decisions, Treasury Department Regulations, and Internal Revenue Service Rulings, we are of the opinion that the Federal Income Tax consequences to the distributees of the Common Stock will be as follows:

     1.   Under Section 311(b) of the Code, ECA will recognize gain as a result
of the   Distribution to the extent that the fair market value of the Common
Stock distributed  exceeds its adjusted basis in the hands of ECA.  For this
purpose, ECA will be treated   as though it had sold the Common Stock to its
shareholders at its fair market value. On the other hand, if the fair market value of the Common Stock is less than its adjusted basis in the hands of ECA, ECA will recognize no loss as a result of the Distribution.

     2.   The Distribution will be taxable to ECA's shareholders pursuant to
Section 301 of the  Code.

     3.   With respect to a non-corporate distributee, the amount of the
Distribution will be the   fair market of the Distribution to such distributee
determined as of the date of the  Distribution.  Under Sections 301(c) and
316(a) of the Code, the amount of the   Distribution will be a dividend to the
extent the Distribution is made out of ECA'S current or accumulated earnings and profits computed as of the close of the tax year in which the Distribution occurs.

          The portion, if any, of the Distribution which is not a dividend will reduce the adjusted basis of the ECA Common Stock in the hands of the non-corporate distributees. That portion (if any) of the Distribution which is not a dividend, to the extent that such portion exceeds the adjusted basis of such ECA Common Stock, will be treated as gain from the sale or exchange of property. Such gain will be capital gain if such ECA Common Stock is a capital asset in the hands of such distributee and will be either long-term or short-term depending on whether he has held such stock for more than twelve months. The holding period of the Common Stock to be distributed will commence on the day following the date of the Distribution.

     4. The tax basis to the non-corporate distributee of the Common Stock to be distributed will be the fair market value of such Common Stock on the date of the Distribution.

     5. With respect to a corporate distributee, the amount of the Distribution will be the lesser of: (i) the fair market value of the Distribution, determined as of the date of the Distribution, or (ii) the adjusted basis (in the hands of
ECA immediately prior to the Distribution) of the Common Stock to be distributed increased by the amount of gain recognized to ECA on the Distribution. However, under Section 301(b) of the Code, if the distributee is a foreign corporation, and if the amount received by such foreign corporation is not effectively connected with the conduct by it of a trade or business within the United States, the amount of the Distribution to such foreign corporation will be the fair market value of the Distribution determined as of the date of the Distribution. Under Sections 301(c) and 316(a) of the Code, the amount of the Distribution will be a dividend to the extent the Distribution is made out of ECA's current or accumulated earnings and profits computed as of the close of the tax year in which the Distribution occurs. A corporate distributee may be entitled to the dividends received deduction, which generally would allow it a deduction, subject to certain limitations from its gross income, of 80% of the amount of the dividend (if any).

          The portion, if any, of the Distribution which is not a dividend will reduce the adjusted basis of the ECA Common Stock in the hands of the corporate distributee. That portion (if any) of the Distribution which is not a dividend, to the extent that such portion exceeds the adjusted basis of such ECA Common Stock will be treated as gain from the sale or exchange of property. Such gain will be capital gain if such ECA Common Stock is a capital asset in the hands of such distributee and will be either long-term or short-term depending on whether it has held such stock for more than twelve months.

     6. The tax basis to the corporate distributee of the Common Stock to be distributed will be the lesser of: (i) the fair market value of such Common Stock on the date of the Distribution, or (ii) the adjusted basis (in the hands of ECA immediately before the Distribution) of the Common Stock to be distributed, increased in the amount of gain recognized to ECA on the Distribution. However, under Section 301(d)(3) of the Code, if such distributee is a foreign corporation, and if the amount received by such foreign corporation is not effectively connected with the conduct by it of a trade or business within the United States, the tax basis of the Common Stock to be distributed will be the fair market value of the Distribution determined
as of the date   of the Distribution.

     7. The determination of the holding period with respect to a corporate distributee of the Common Stock to be distributed does not appear settled.
A corporate distributee (which is not a foreign corporation of the type described in paragraph 6 above) could contend that such holding period includes the period for which the Common Stock to be distributed was held
by ECA.  Such position would be predicated on the theory   that since the tax
basis (as described above) of the Common Stock to such corporate distributee might be the adjusted basis of the Common Stock in the hands of ECA pursuant to Section 1223(2) of the Code, which provides that the holding period of the property, however acquired, shall include the period for which such property was held by any other person where such property has, for determining gain or loss from a sale or exchange, the same basis (in whole or in part) in his hands as it would have in the hands of such other person. However, the Internal Revenue Service might take the position that Section 1223(2) of the Code is not applicable to the Distribution and, consequently, that the holding period of the Common Stock to be distributed will commence on the day following the date of the Distribution. Based on a reasonable interpretation of the applicable statutes, regulations, ruling and judicial decisions, the holding period of the Common Stock to be distributed to corporate distributees will commence on the day following the Distribution.

     8. In the absence of a trading market for the Common Stock, "fair market value" should be calculated in accordance with Revenue Ruling 59-60
1959(1) C.B. 237, which sets forth certain factors to be considered in making such determination.

     We hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement and to the reference in the Prospectus to our firm under the heading of "Federal Income Taxes".

     Persons reviewing this opinion should be aware that:

     1. Statutes, regulations and rulings with respect to all of the foregoing tax matters are subject to change by Congress or by the Department of the Treasury, and the interpretation of such statutes, regulations and rulings may be modified or affected by judicial decision or by the Department of the Treasury. Because of continual changes by Congress, the Treasury
Department and the Courts with respect to the administration and interpretation of the tax laws, no assurance can be given that the foregoing opinions and interpretations will not be challenged by the Internal Revenue Service, or, if challenged, that such opinions and interpretations will be sustained.

     2. Each individual taxpayer's situation will be different from that of each other taxpayer. Accordingly, we recommend that the respective distributees be advised to seek their own personal tax counsel with respect to the tax considerations discussed above.

     3. No opinion in any matter not expressly stated should be inferred from the opinions set forth herein.

Sincerely,

/s/

 NEWLAN & NEWLAN